UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2012

KBS REAL ESTATE INVESTMENT TRUST II, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	000-53649	26-0658752
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	I.R.S. Employer Identification No.

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
Estimated Value Per Share
KBS Real Estate Investment Trust II, Inc. (the “Company”) currently expects to announce an updated estimated value per share of the Company’s common stock the week of December 17, 2012.
Dividend Reinvestment Plan
At such time as the Company announces an updated estimated value per share, participants in the dividend reinvestment plan will acquire shares of common stock under the plan at a price equal to 95% of the updated estimated value per share of the Company’s common stock.  The first purchase date after the announcement of the updated estimated value per share is expected to be on or around January 2, 2013.  Also, as provided under the dividend reinvestment plan, and in addition to the standard termination procedures, a dividend reinvestment plan participant shall have no less than two business days after the date the Company publicly announces a new estimated value per share in a filing with the SEC to notify the Company in writing of its termination of participation in the plan.
Share Redemption Program
At such time as the Company announces an updated estimated value per share, the redemption price for shares eligible for redemption will be based upon the updated estimated value per share.  The Company redeems shares at a price that is based upon the length of time the stockholder has held the shares and the most current estimated value per share as of the redemption date, except that the Company redeems shares sought upon a stockholder’s death, “qualifying disability” or “determination of incompetence” (each as defined in the share redemption program) at a price equal to the most current estimated value per share as of the redemption date.  The change in the redemption price would be effective for the December 2012 redemption date, which is December 31, 2012. For a stockholder’s shares to be eligible for redemption in a given month or to withdraw a redemption request, the Company must receive a written notice from the stockholder or from an authorized representative of the stockholder in good order and on a form approved by the Company at least five business days before the redemption date, or by December 21, 2012.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

Dated: October 11, 2012	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer